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                                                                     EXHIBIT 5.1




                                  July 25, 1997

Medical Graphics Corporation
350 Oak Grove Parkway
Saint Paul, MN 55127

     RE: OPINION OF COUNSEL AS TO LEGALITY OF 180,000 SHARES OF COMMON STOCK TO BE REGISTERED UNDER THE SECURITIES ACT OF 1933

Ladies and Gentlemen:

     This opinion is furnished in connection with the registration under the Securities Act of 1933 on Form S-8 of 180,000 shares of Common Stock, $.05 par value per share, of Medical Graphics Corporation (the "Company") offered to Mark
W. Sheffert pursuant to the Warrant Agreement dated March 27, 1997 (the "Warrant") and the Restricted Stock Grant Agreement dated January 12, 1997 (the "Stock Grant").

     As general counsel for the Company, we advise you that it is our opinion, based on our familiarity with the affairs of the Company and upon our examination of pertinent documents, that the 180,000 shares of Common Stock to be offered to Mark W. Sheffert by the Company under the Warrant and Stock Grant will, when paid for and issued, be validly issued and lawfully outstanding, fully paid and nonassessable shares of Common Stock of the Company.

     The undersigned hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement with respect to said shares of Common Stock under the Securities Act of 1933.

                              Very truly yours,

                              LINDQUIST & VENNUM P.L.L.P.

                               \s\ Lindquist & Vennum P.L.L.P.